Exhibit 99.1
Highland Distressed Opportunities, Inc.
Announces Declaration of Distribution
DALLAS—(BUSINESS WIRE)—March 07, 2008—Highland Distressed Opportunities, Inc. (the “Company”) (NYSE: HCD) today announced that its Board of Directors has declared a first quarter distribution on its common stock of $0.2625 per share, payable on March 31, 2008 to holders of record on March 20, 2008.
The following are annualized historical distribution rate calculations based on the total declared distribution for the quarter, the Company’s net asset value (“NAV”) at quarter-end and the Company’s quarter-end closing price (“Market Price”).

Annualized Period-End Distribution Rates	Amount	NAV	Market Price
September 28, 2007	$0.2625	8.51%	8.17%
June 29, 2007	$0.2625	7.46%	7.37%
Distribution rates are calculated by annualizing the distribution declared during the period and then dividing the resulting annualized distribution by the quarter-end NAV (in the case of NAV) or the quarter-end closing price (in the case of Market Price). The distribution rate is based on an estimation of investment income and may or may not include a return of capital. The distribution rate is based solely on actual distributions, which are made at the discretion of the Board of Directors.
This press release is not for tax reporting purposes but is being provided to announce the amount of the Company’s distributions that have been declared by the Board of Directors. In early 2009, after definitive information is available, the Company will send shareholders a Form 1099-DIV specifying how the distributions paid by the Company during the calendar year should be characterized for purposes of reporting the distributions on a shareholder’s tax return (e.g., ordinary income, short-term capital gain, long-term capital gain or return of capital).
About Highland Distressed Opportunities, Inc.
Highland Distressed Opportunities, Inc. (the “Company”) is a recently organized, non-diversified closed-end company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is total return generated by both capital appreciation and current income. We intend to invest primarily in financially-troubled or distressed companies that are either middle-market companies or unlisted companies by investing in senior secured debt, mezzanine debt and unsecured debt, each of which may include an equity component, and in equity investments. Generally, distressed companies are those that (i) are facing financial or other difficulties and (ii) are or have been operating under the provisions of the U.S. Bankruptcy Code or other similar laws or, in the near future, may become subject to such provisions or otherwise be involved in a restructuring of their capital structure.
This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (“SEC”).
We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
Persons considering an investment in the Company should consider the investment objective, risks, and charges and expenses of the Company carefully before investing. Such information and other information about the Company will be available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and current reports on Form 8-K. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.
Shareholder Services: hfinfo@hcmlp.com, (877) 247-1888